EXHIBIT 99.1


                                 [WEBLINK LOGO]


               WebLink Wireless Announces Amended Credit Facility

                        and Shelf Registration Effective

DALLAS- Dec. 29, 2000- WebLink Wireless, Inc. (Nasdaq: WLNK) today announced that it has signed an amendment to its credit facility that enables the Company to continue the rapid growth of its wireless data business. The amendment allows the Company to borrow under the amended credit facility up to $80 million, subject to meeting new financial covenants more focused toward wireless data, and an additional $20 million with the further approval of the banks. The outstanding balance of the credit facility at December 31, 2000 is expected to be $53.4 million with an additional $1.6 million reserved for letters of credit.

The company also announced that its shelf registration of 8.5 million shares has been declared effective by the Securities and Exchange Commission. The Company plans to raise a significant amount of equity during 2001, including through the planned sale of shares under the shelf registration. With this equity and the funds available under the amended credit facility, the Company expects to have the financial resources needed to fund its operating and capital requirements for 2001, although there can be no assurance that the equity financing necessary to satisfy its cash requirements will be obtained. This release does not constitute an offer to sell or a solicitation of an offer to buy securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

"The timing of the bank amendment and the effectiveness of the shelf registration works very well for us" said John D. Beletic, Chairman and CEO of WebLink Wireless. "With our fourth quarter wireless data net adds coming in very strong as predicted, we expect the environment for equity raising for us to be better in the first quarter of next year. Assuming adequate funding, we project our wireless data business will achieve EBITDA breakeven in the third quarter of 2001, just 6 quarters after first availability of full 2-way devices."

WebLink Wireless Inc. is a leader in the wireless data industry, providing wireless email, wireless instant messaging, information on demand and traditional paging services throughout United States. The company's nationwide 2-Way network is the largest of its kind reaching approximately 90 percent of the U.S. population, and through strategic partnerships, extends into Canada and Mexico. The Dallas-based company, which serves over 2 million customers, recorded total revenues of $325 million for the year ended Dec. 31, 1999. For more information, visit the website at www.weblinkwireless.com.

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This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form8-K. Actual results may differ materially from those projected due to inability to raise needed equity capital in 2001, increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

Contacts:

Investors:                                Media:
Kelly Prentiss                            Eric Van Steenburg
WebLink Wireless                          WebLink Wireless
(214) 765-3874                            (214) 765-3937
kprentiss@weblinkwireless.com             ericv@weblinkwireless.com